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EXHIBIT 99.1

                                 PROMISSORY NOTE


$1,000,000.00                               Henderson, Nevada September 29, 2008
                                                              ------------------


         FOR VALUE RECEIVED, DAVCAP, LLC, a Nevada Limited Liability Company, promises to pay to the order of ASI CAPITAL CORPORATION, 9121 W. Russell Rd., Ste, 110, Las Vegas, Nevada 89148, the sum of One Million and no/100 ($1,000,000.00) together with interest at the rate of twelve percent (12%) per annum, commencing on September 29, 2008. And it is hereby agreed that the said $1,000,000.00 plus interest, shall be paid as follows:

         Interest shall be paid each month, which shall include interest only of twelve percent (12%) on the outstanding principal balance. The first monthly payment shall be due on October 29, 2008, and continue thereafter on the same day of each succeeding month for twelve months. A sum of five (5) percent shall be charged if payment due on the 29th day of each month is ten (10) or more calendar (includes weekends and holidays) days late.

All principal and accrued and unpaid interest shall be due and payable in full September 29, 2009. If the payment of interest or principal of this Note when the same becomes due and payable and is not made shall continue for a period of ten (10) calendar days then the unpaid principal amount of this Note outstanding from time to time shall bear interest at the rate of eighteen percent (18%) per annum.

Maker reserves the right to prepay all or any portion of the indebtedness evidenced by this note at any time, without penalty. Any sums prepaid shall first be applied to accrued interest on the principal balance then unpaid.

If default be made in the provisions hereof, or be made in any of the covenants contained in the securing of this note or in the event any maker executes a general assignment for the benefit of creditors, or a bankruptcy proceeding is commenced by or against any maker; or in the event a receiver is appointed for any maker of the property of any maker, then, upon the happening of any one of such events, the entire sum of principal and any accrued interest then unpaid shall forthwith become due and payable at the option of the holder, without notice or demand.

The holder shall not by any act of omission or commission be deemed to waive any rights or remedies hereunder unless such waiver be in writing signed by the holder, and then only to the extent set forth therein.

Each maker agrees to pay all costs and expenses incurred in enforcing collection of any portion of this note by suit or otherwise, including a reasonable attorney's fee, if an attorney is used in such collection. If suit is instituted for collection, the Court shall adjudge the attorney's fee allowed.

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This note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers. Such liability shall continue in the event any extension of time for repayment is given. This note shall be construed in accordance with the laws of the State of Nevada.


                                            MAKER:


                                            /s/ JERRY E. POLIS
                                            ------------------------------------
                                            DavCap, LLC
                                            By:  Davric Corporation, Manager
                                            By:  Jerry E. Polis, President




                                            /s/ STEPHEN J. BYRNE
                                            ------------------------------------
                                            DavCap, LLC
                                            By:  CapSource, Inc., Manager
                                            By:  Stephen J. Byrne, President